News

DENBURY REPORTS FIRST QUARTER 2017 RESULTS;
ANNOUNCES REAFFIRMATION OF BORROWING BASE AND
AMENDMENT TO CREDIT FACILITY

PLANO, TX – May 4, 2017 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced net income of $22 million, or $0.05 per diluted share, for the first quarter of 2017. Excluding special items, the Company reported an adjusted net loss(1) (a non-GAAP measure) for the quarter of $7 million, or $0.02(1)(2) per diluted share. Adjusted net loss(1) for the first quarter of 2017 differs from the quarter’s GAAP net income primarily due to the exclusion of a $52 million ($32 million after tax) gain due to noncash fair value adjustments on commodity derivatives(1) (a non-GAAP measure), with the GAAP and non-GAAP measures reconciled in tables beginning on page 8.

Sequential and year-over-year comparisons of selected quarterly financial items are shown in the following table:

	Quarter Ended
($ in millions, except per-share and unit data)	March 31, 2017	Dec. 31, 2016	March 31, 2016
Net income (loss)	$22	$(386)	$(185)
Adjusted net loss(1) (non-GAAP measure)	(7)	(7)	(9)
Net income (loss) per diluted share	0.05	(0.99)	(0.53)
Adjusted net loss per diluted share(1)(2) (non-GAAP measure)	(0.02)	(0.02)	(0.03)
Cash flows from operations	24	60	2
Adjusted cash flows from operations(1) (non-GAAP measure)	62	53	57

Revenues	$272	$267	$194
Receipt (payment) on settlements of commodity derivatives	(27)	(33)	72
Revenues and commodity derivative settlements combined	$245	$234	$266

Average realized oil price per barrel (excluding derivative settlements)	$50.31	$48.03	$30.71
Average realized oil price per barrel (including derivative settlements)	45.17	41.93	42.71

Total continuing production (BOE/d)(3)	59,933	60,685	67,682

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)
Calculated using weighted average diluted shares outstanding of 389.4 million, 388.7 million, and 347.2 million for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively.

(3)	Total continuing production excludes production from the Williston Basin sold during the third quarter of 2016 and other minor property divestitures.

MANAGEMENT COMMENT

Phil Rykhoek, Denbury’s CEO, commented, “We believe we are close to arresting the decline in our production and are now moving into a period of stable to growing production. On a quarterly sequential basis, our production was down only 1% despite the minimal level of capital we expended over the last year, highlighting the strength of our asset base. Beginning later this year, we expect our production to grow modestly and for that growth to continue into 2018. Our capital projects generate a good rate of return in today’s price environment, and we have demonstrated that it does not take a lot of capital to sustain our production. Our LOE per BOE was a bit higher this quarter associated with our increased activity levels, but we expect full-year LOE per BOE to be close to our prior guidance of around $20 per BOE.

“I am pleased to announce that as part of the spring redetermination of our bank credit facility, the banks reaffirmed our $1.05 billion borrowing base and agreed to amend or remove certain financial performance covenants. The most significant change is the removal of the total debt to EBITDAX covenant that was scheduled to be reinstated in the first quarter of 2018. These agreements and modifications will allow the Company to better manage the credit extended by our banks and alleviate any potential concerns around us meeting certain covenants in the future at today’s oil prices.

“Although modest in size, we are also pleased with our new joint venture arrangement, whereby in March 2017 we acquired an approximate 48% non-operating working interest in West Yellow Creek Field in Mississippi for $16 million. The operator is well under way in the process of converting the field to a CO2 EOR flood, and has invested significant capital in that development. This transaction highlights the ability to use our excess supply of CO2 to expand our asset base and leverage our strategic advantage. As part of the agreement, we will sell CO2 to the operator. Based on current plans, we expect capital expenditures on this development to be less than $10 million in 2017, with first tertiary production expected in late 2017 or early 2018.”

REVIEW OF OPERATING AND FINANCIAL RESULTS

Denbury’s production averaged 59,933 barrels of oil equivalent (“BOE”) per day (“BOE/d”) during the first quarter of 2017, with 97% of production being oil, and with tertiary properties accounting for 62% of overall production. On a sequential-quarter basis, production declined approximately 1% from fourth quarter of 2016 levels. During the first quarter of 2017, production at Delhi Field averaged nearly 5,000 BOE/d, an increase of 604 BOE/d (14%) from the fourth quarter of 2016 due primarily to the new natural gas liquids extraction plant that went into service near the end of 2016. Further production information is provided on page 12 of this press release.

Denbury’s average realized oil price per barrel (“Bbl”), excluding derivative settlements, was $50.31 in the first quarter of 2017, compared to $48.03 in the fourth quarter of 2016, and $30.71 in the prior-year first quarter. Including derivative settlements, Denbury’s average realized oil price per Bbl was $45.17 in the first quarter of 2017, compared to $41.93 in the fourth quarter of 2016, and $42.71 in the prior-year first quarter. The Company’s realized oil price in the first quarter of 2017 was $1.64 per Bbl below NYMEX prices, compared to $1.22 per Bbl below NYMEX in the fourth quarter of 2016, and $3.02 per Bbl below NYMEX in the first quarter of 2016.

Payments on settlements of commodity derivative contracts were $27 million in the first quarter of 2017, compared to payments of $33 million in the fourth quarter of 2016, and receipts of $72 million in the first quarter of 2016. These settlements resulted in a decrease in average net realized prices of $5.00 per BOE in the first quarter of 2017, compared to a decrease of $5.87 per BOE in the fourth quarter of 2016, and an increase of $11.44 per BOE in the first quarter of 2016.

The Company’s total lease operating expenses in the first quarter of 2017 were $114 million, an increase of $11 million, or 11%, on an absolute-dollar basis when compared to the first quarter of 2016, and an increase of $8 million, or 7%, when compared to the fourth quarter of 2016. The increase when compared to the first quarter of 2016 was impacted by higher CO2 cost due to higher oil prices, with the sequential increase impacted by higher utilization of industrial-sourced CO2, which has a higher average cost than our naturally-occurring CO2 sources. In addition, our lease operating expenses during the first quarter of 2017 include increased workover and other repair activity at certain fields, as workover activity was significantly curtailed during 2016 due to the lower oil price environment. Lease operating expenses were impacted to a smaller degree by incremental operating costs related to the startup of the Delhi NGL plant. During the first quarter of 2017, the Company’s CO2 use averaged 576 million cubic feet per day, a decrease of 9% when compared to the first quarter of 2016, and an increase of 6% when compared to the fourth quarter of 2016. The sequential-quarter increase in utilization is related to our increased level of activity during the first quarter of 2017, with some incremental increases expected in the remainder of 2017 as we further expand certain tertiary floods.

General and administrative expenses were $28 million in the first quarter of 2017, decreasing $6 million, or 17%, when compared to these expenses in the prior-year first quarter. This reduction was primarily due to severance-related expense of approximately $9 million in the first quarter of 2016 associated with the Company’s 2016 involuntary workforce reduction, partially offset by a decrease in stock compensation expense due to downward adjustments for expected payouts of performance-based awards in the first quarter of 2016.

Interest expense, net of capitalized interest, decreased to $27 million in the first quarter of 2017, compared to $42 million in the first quarter of 2016. As a result of the Company’s debt exchange transactions completed in May 2016, interest expense in the first quarter of 2017 excludes approximately $13 million of interest on the Company’s 9% Senior Secured Second Lien Notes due 2021, which interest was recorded as debt for financial reporting purposes and is therefore not reflected as interest expense. Cash interest, including the portion of interest recorded as debt, decreased approximately $2 million from that in the prior-year quarter, primarily resulting from open-market debt repurchases completed during 2016. A reconciliation of interest expense is included on page 14 of this press release.

Depletion, depreciation, and amortization (“DD&A”) decreased to $51 million in the first quarter of 2017, compared to $77 million in the first quarter of 2016. This decrease was primarily driven by a reduction in depletable costs resulting from the full cost pool ceiling test write-downs recognized during 2016, as well as an overall reduction in future development costs and lower plant depreciation, partially offset by reductions in proved oil and natural gas reserve quantities.

Denbury’s effective tax rate for the first quarter of 2017 was 49% – higher than the Company’s statutory rate of 38% – primarily due to the impact of a tax shortfall on the Company’s stock-based compensation deduction (e.g., compensation expense recognized in the financial statements was greater than the actual compensation realized, resulting in a shortfall in the income tax deduction for stock awards that vested during the quarter). The Company recorded a $14 million current tax benefit in the first quarter of 2017, which primarily represents the utilization of a portion of Denbury’s alternative minimum tax credits in lieu of electing bonus tax depreciation.

BANK CREDIT FACILITY

The Company’s borrowing base under its senior secured bank credit facility (the “Facility”) was reaffirmed at the previously existing amount of $1.05 billion pursuant to the May 2017 semiannual borrowing base redetermination, the same amount committed by the banks to loan under the Facility. In conjunction with such borrowing base redetermination, certain terms and financial performance covenants were amended through the remaining term of the Facility in order to provide the Company with more flexibility in managing the credit extended by our banks. The amendments to the Facility included the following:

•	Eliminating the consolidated total net debt to consolidated EBITDAX covenant that was scheduled to go into effect starting in 2018 through the remaining term of the Facility;

•
Extending the existing consolidated senior secured debt to consolidated EBITDAX covenant through the remaining term of the Facility, with such ratio not to exceed 3.0 to 1.0 through the first quarter of 2018, and thereafter not to exceed 2.5 to 1.0;

•	Extending the existing minimum permitted ratio of consolidated EBITDAX to consolidated interest charges of 1.25 to 1.0 through the remaining term of the Facility; and

•	Increasing the applicable margin for ABR loans and LIBOR loans by 50 basis points.

A total of $355 million of borrowings were outstanding under the Facility as of March 31, 2017, an increase of $54 million from the level outstanding as of December 31, 2016, leaving the Company with $623 million of current liquidity after consideration of $72 million of outstanding letters of credit. The increase in borrowings under the Facility is primarily due to seasonal working capital outflows in the first quarter of 2017 associated with accrued compensation and taxes payable, as well as funding a $16 million acquisition of non-operating working interests in West Yellow Creek Field in Mississippi.

2017 CAPITAL BUDGET AND ESTIMATED PRODUCTION

The Company’s 2017 capital budget, excluding acquisitions and capitalized interest, remains unchanged from the previously estimated amount of approximately $300 million. The capital budget consists of approximately $245 million of tertiary, non-tertiary, and CO2 supply and pipeline projects, plus approximately $55 million of estimated capitalized costs (including capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs). Of this combined capital expenditure amount, approximately $53 million (18%) has been incurred through the first quarter of 2017. Denbury’s estimated 2017 production is also unchanged from the previously disclosed range of 58,000 to 62,000 BOE/d.

CONFERENCE CALL AND ANNUAL MEETING INFORMATION

Denbury management will host a conference call to review and discuss first quarter 2017 financial and operating results, as well as financial and operating guidance for 2017, today, Thursday, May 4, at 10:00 A.M. (Central). Additionally, Denbury has published presentation materials on its website which will be referenced during the conference call. Individuals who would like to participate should dial 800.230.1093 or 612.332.0226 ten minutes before the scheduled start time. To access a live webcast of the conference call and accompanying slide presentation, please visit the investor relations section of the Company’s website at www.denbury.com. The webcast will be archived on the website, and a telephonic replay will be accessible for at least one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 361972.

Denbury’s 2017 Annual Meeting of Stockholders will be held on Wednesday, May 24, 2017, at 8:00 A.M. (Central), at Denbury’s corporate offices located at 5320 Legacy Drive, Plano, Texas.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including estimated 2017 production and capital expenditures and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383

FINANCIAL AND STATISTICAL DATA TABLES AND RECONCILIATION SCHEDULES

Following are unaudited financial highlights for the comparative three month periods ended March 31, 2017 and 2016 and the three month period ended December 31, 2016. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings (along with additional required disclosures) included or to be included in the Company’s periodic reports:

	Three Months Ended
	March 31,		Dec. 31,
In thousands, except per-share data	2017	2016	2016
Revenues and other income
Oil sales	$263,974	$184,816	$258,177
Natural gas sales	2,204	2,987	3,173
CO2 sales and transportation fees	5,388	6,272	5,669
Interest income and other income	3,888	769	4,600
Total revenues and other income	275,454	194,844	271,619
Expenses
Lease operating expenses	113,840	102,447	105,949
Marketing and plant operating expenses	14,065	13,194	16,809
CO2 discovery and operating expenses	593	607	835
Taxes other than income	22,440	20,092	17,895
General and administrative expenses	28,241	33,901	28,837
Interest, net of amounts capitalized of $4,654, $5,780 and $7,038, respectively	27,178	42,171	22,138
Depletion, depreciation, and amortization	51,195	77,366	647,124
Commodity derivatives expense (income)	(24,602)	22,826	28,133
Gain on debt extinguishment	—	(94,991)	—
Write-down of oil and natural gas properties	—	256,000	—
Other expenses	—	1,544	1,170
Total expenses	232,950	475,157	868,890
Income (loss) before income taxes	42,504	(280,313)	(597,271)
Income tax provision (benefit)
Current income taxes	(13,935)	(5)	266
Deferred income taxes	34,909	(95,115)	(211,811)
Net income (loss)	$21,530	$(185,193)	$(385,726)

Net income (loss) per common share
Basic	$0.06	$(0.53)	$(0.99)
Diluted	$0.05	$(0.53)	$(0.99)

Weighted average common shares outstanding
Basic	389,397	347,235	388,739
Diluted	392,997	347,235	388,739

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (loss) (GAAP measure) to adjusted net income (loss) (non-GAAP measure)

Adjusted net income (loss) is a non-GAAP measure provided as a supplement to present an alternative net loss measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. Management believes that adjusted net income (loss) may be helpful to investors by eliminating the impact of noncash and/or special or unusual items not indicative of the Company’s performance from period to period, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income (loss) should not be considered in isolation, as a substitute for, or more meaningful than, net income (loss) or any other measure reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

	Three Months Ended
	March 31,		Dec. 31,
In thousands, except per-share data	2017	2016	2016
Net income (loss) (GAAP measure)	$21,530	$(185,193)	$(385,726)
Adjustments to reconcile to adjusted net loss (non-GAAP measure)
Noncash fair value adjustments on commodity derivatives (1)	(51,542)	95,053	(4,644)
Write-down of oil and natural gas properties (2)	—	256,000	—
Accelerated depreciation charge (3)	—	—	591,025
Gain on debt extinguishment (4)	—	(94,991)	—
Write-off of debt issuance costs included in interest expense (5)	—	1,044	—
Severance-related payments included in general and administrative expenses (6)	—	9,315	—
Other expenses – loss on sublease (7)	—	1,107	—
Estimated income taxes on above adjustments to net income (loss) and other discrete tax items (8)	23,159	(91,432)	(207,185)
Adjusted net loss (non-GAAP measure)	$(6,853)	$(9,097)	$(6,530)

Adjusted net income (loss) per common share
Basic	$(0.02)	$(0.03)	$(0.02)
Diluted	$(0.02)	$(0.03)	$(0.02)

(1)	The net change between periods of the fair market values of open commodity derivative positions, excluding the impact of settlements on commodity derivatives during the period.

(2)	Full cost pool ceiling test write-downs related to the Company’s oil and natural gas properties.

(3)	Accelerated depreciation charge associated with the Riley Ridge gas processing facility and related assets.

(4)	Gain on extinguishment related to open-market debt repurchases during the three months ended March 31, 2016.

(5)
Write-off of debt issuance costs associated with the Company’s senior secured bank credit facility, related to reductions in the Company’s lender commitments resulting from the February 2016 amendment.

(6)	Severance-related payments associated with the Company’s February-2016 workforce reduction.

(7)	Other expenses related to a loss on sublease during the three months ended March 31, 2016.

(8)
The estimated income tax impacts on adjustments to net loss are generally computed based upon a statutory rate of 38%, applicable to all periods presented, with the exception of the write-down on oil and natural gas properties, which is computed individually based upon the Company’s effective tax rate, as well as the tax impact of a shortfall on the stock-based compensation deduction which totaled $4 million and $8 million during the three months ended March 31, 2017 and 2016, respectively.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of cash flows from operations (GAAP measure) to adjusted cash flows from operations (non-GAAP measure)

Adjusted cash flows from operations is a non-GAAP measure that represents cash flows provided by operations before changes in assets and liabilities, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. Adjusted cash flows from operations measures the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Management believes that it is important to consider this additional measure, along with cash flows from operations, as it believes the non-GAAP measure can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and related factors, without regard to whether the earned or incurred item was collected or paid during that period.

	Three Months Ended
In thousands	March 31,		Dec. 31,
	2017	2016	2016
Net income (loss) (GAAP measure)	$21,530	$(185,193)	$(385,726)
Adjustments to reconcile to adjusted cash flows from operations
Depletion, depreciation, and amortization	51,195	77,366	647,124
Deferred income taxes	34,909	(95,115)	(211,811)
Stock-based compensation	4,106	859	5,313
Noncash fair value adjustments on commodity derivatives	(51,542)	95,053	(4,644)
Gain on debt extinguishment	—	(94,991)	—
Write-down of oil and natural gas properties	—	256,000	—
Other	1,557	2,890	2,575
Adjusted cash flows from operations (non-GAAP measure) (1)	61,755	56,869	52,831
Net change in assets and liabilities relating to operations	(37,493)	(54,840)	7,033
Cash flows from operations (GAAP measure)	$24,262	$2,029	$59,864

(1)
The three-month period ended March 31, 2016 includes severance-related payments associated with the 2016 workforce reduction of approximately $9 million. Excluding these payments, adjusted cash flows from operations would have totaled approximately $66 million during the three months ended March 31, 2016.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of commodity derivatives income (expense) (GAAP measure) to noncash fair value adjustments on commodity derivatives (non-GAAP measure)

Noncash fair value adjustments on commodity derivatives is a non-GAAP measure and is different from “Commodity derivatives expense (income)” in the Unaudited Condensed Consolidated Statements of Operations in that the noncash fair value adjustments on commodity derivatives represents only the net change between periods of the fair market values of open commodity derivative positions, and excludes the impact of settlements on commodity derivatives during the period. Management believes that noncash fair value adjustments on commodity derivatives is a useful supplemental disclosure to “Commodity derivatives expense (income)” because the GAAP measure also includes settlements on commodity derivatives during the period; the non-GAAP measure is widely used within the industry and by securities analysts, banks and credit rating agencies in calculating EBITDA and in adjusting net income (loss) to present those measures on a comparative basis across companies, as well as to assess compliance with certain debt covenants.

	Three Months Ended
	March 31,		Dec. 31,
In thousands	2017	2016	2016
Receipt (payment) on settlements of commodity derivatives	$(26,940)	$72,227	$(32,777)
Noncash fair value adjustments on commodity derivatives (non-GAAP measure)	51,542	(95,053)	4,644
Commodity derivatives income (expense) (GAAP measure)	$24,602	$(22,826)	$(28,133)

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
	2017	2016	2016
Production (daily – net of royalties)
Oil (barrels)	58,303	66,139	58,429
Gas (mcf)	9,778	19,270	13,538
BOE (6:1)	59,933	69,351	60,685
Unit sales price (excluding derivative settlements)
Oil (per barrel)	$50.31	$30.71	$48.03
Gas (per mcf)	2.50	1.70	2.55
BOE (6:1)	49.35	29.76	46.81
Unit sales price (including derivative settlements)
Oil (per barrel)	$45.17	$42.71	$41.93
Gas (per mcf)	2.50	1.70	2.55
BOE (6:1)	44.35	41.20	40.94
NYMEX differentials
Gulf Coast region
Oil (per barrel)	$(1.42)	$(1.95)	$(0.81)
Gas (per mcf)	0.09	(0.26)	(0.55)
Rocky Mountain region
Oil (per barrel)	$(2.09)	$(5.04)	$(2.06)
Gas (per mcf)	(0.97)	(0.34)	(0.73)
Total company
Oil (per barrel)	$(1.64)	$(3.02)	$(1.22)
Gas (per mcf)	(0.57)	(0.29)	(0.63)

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
Average Daily Volumes (BOE/d) (6:1)	2017	2016	2016
Tertiary oil production
Gulf Coast region
Mature properties (1)	8,111	9,666	8,440
Delhi	4,991	3,971	4,387
Hastings	4,288	5,068	4,552
Heidelberg	4,730	5,346	4,924
Oyster Bayou	5,075	5,494	4,988
Tinsley	6,666	7,899	6,786
Total Gulf Coast region	33,861	37,444	34,077
Rocky Mountain region
Bell Creek	3,209	3,020	3,269
Total Rocky Mountain region	3,209	3,020	3,269
Total tertiary oil production	37,070	40,464	37,346
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	1,342	673	745
Texas	4,333	6,148	5,143
Other	495	549	569
Total Gulf Coast region	6,170	7,370	6,457
Rocky Mountain region
Cedar Creek Anticline	15,067	17,778	15,186
Other	1,626	2,070	1,696
Total Rocky Mountain region	16,693	19,848	16,882
Total non-tertiary production	22,863	27,218	23,339
Total continuing production	59,933	67,682	60,685
Property sales
Williston Assets (2)	—	1,364	—
Other property divestitures	—	305	—
Total production	59,933	69,351	60,685

(1)	Mature properties include Brookhaven, Cranfield, Eucutta, Little Creek, Lockhart Crossing, Mallalieu, Martinville, McComb and Soso fields.

(2)
Includes non-tertiary production in the Rocky Mountain region related to the sale of remaining non-core assets in the Williston Basin of North Dakota and Montana, which closed in the third quarter of 2016.

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
	2017	2016	2016
Oil and natural gas revenues	$49.35	$29.76	$46.81
Receipt (payment) on settlements of commodity derivatives	(5.00)	11.44	(5.87)
Lease operating expenses	(21.11)	(16.23)	(18.98)
Production and ad valorem taxes	(3.86)	(2.72)	(2.99)
Marketing expenses, net of third-party purchases, and plant operating expenses	(1.87)	(1.84)	(2.05)
Production netback	17.51	20.41	16.92
CO2 sales, net of operating and exploration expenses	0.89	0.89	0.87
General and administrative expenses	(5.24)	(5.37)	(5.17)
Interest expense, net	(5.04)	(6.68)	(3.97)
Other	3.33	(0.24)	0.81
Changes in assets and liabilities relating to operations	(6.95)	(8.69)	1.26
Cash flows from operations	4.50	0.32	10.72
DD&A – excluding accelerated depreciation charge	(9.49)	(12.26)	(10.05)
DD&A – accelerated depreciation charge	—	—	(105.86)
Write-down of oil and natural gas properties	—	(40.56)	—
Deferred income taxes	(6.47)	15.07	37.94
Gain on debt extinguishment	—	15.05	—
Noncash fair value adjustments on commodity derivatives	9.56	(15.06)	0.83
Other noncash items	5.89	8.10	(2.67)
Net income (loss)	$3.99	$(29.34)	$(69.09)

CAPITAL EXPENDITURE SUMMARY (UNAUDITED) (1)

	Three Months Ended
	March 31,		Dec. 31,
In thousands	2017	2016	2016
Capital expenditures by project
Tertiary oil fields	$21,207	$31,964	$28,725
Non-tertiary fields	18,440	5,873	11,892
Capitalized internal costs (2)	13,646	14,473	20,744
Oil and natural gas capital expenditures	53,293	52,310	61,361
CO2 pipelines	—	—	(439)
CO2 sources	—	—	1,836
Other	10	8	10
Capital expenditures, before acquisitions and capitalized interest	53,303	52,318	62,768
Acquisitions of oil and natural gas properties	16,098	224	818
Capital expenditures, before capitalized interest	69,401	52,542	63,586
Capitalized interest	4,654	5,780	7,038
Capital expenditures, total	$74,055	$58,322	$70,624

(1)	Capital expenditure amounts include accrued capital.

(2)	Includes capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

DENBURY RESOURCES INC.
INTEREST AND FINANCING EXPENSES (UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
In thousands	2017	2016	2016
Cash interest (1)	$42,500	$44,645	$40,261
Interest on 2021 Senior Secured Notes not reflected as interest for financial reporting purposes (1)	(12,569)	—	(12,551)
Noncash interest expense	1,901	3,306	1,466
Less: capitalized interest	(4,654)	(5,780)	(7,038)
Interest expense, net	$27,178	$42,171	$22,138

(1)
Cash interest is presented on an accrual basis, and includes interest which is paid semiannually on the Company’s 9% Senior Secured Second Lien Notes due 2021, most of which is accounted for as debt and therefore not reflected as interest for financial reporting purposes.

SELECTED BALANCE SHEET AND CASH FLOW DATA (UNAUDITED)

	March 31,	December 31,
In thousands	2017	2016
Cash and cash equivalents	$1,747	$1,606
Total assets	4,308,659	4,274,578

Borrowings under senior secured bank credit facility	$355,000	$301,000
Borrowings under senior secured second lien notes (principal only) (1)	614,919	614,919
Borrowings under senior subordinated notes (principal only)	1,612,603	1,612,603
Financing and capital leases	243,687	251,389
Total debt (principal only)	$2,826,209	$2,779,911

Total stockholders’ equity	$493,759	$468,448

(1)	Excludes $229 million of future interest payable on the notes as of March 31, 2017 and December 31, 2016, accounted for as debt for financial reporting purposes.

	Three Months Ended
	March 31,
In thousands	2017	2016
Cash provided by (used in)
Operating activities	$24,262	$2,029
Investing activities	(67,597)	(66,954)
Financing activities	43,476	70,365